Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated January ___, 2022 (the “Closing Date”), is entered into by and among (i) Crawford REV Acquisition Company LLC, a Delaware limited liability company (“Buyer”), (ii) Reverso Pumps, Inc., a Florida corporation (“Seller”), (iii) John J. Napurano, Jr. and Jacqueline Napurano, Trustees of the John J. Napurano Living Trust Dated 4/6/04 (“Equityholder”), and John J. Napurano, Jr. and Jacqueline Napurano, the beneficiaries of the Equityholder (the “Equityholder Beneficiaries,” and together with the Equityholder and Seller, the “Seller Parties” and each a “Seller Party”). The parties desire that Seller sell to Buyer, and that Buyer purchase from Seller, substantially all of Seller’s assets, on the terms and subject to the conditions set forth in this Agreement. Equityholder owns all of the issued and outstanding shares of Seller, and the Equityholder Beneficiary is the primary beneficiary of the Equityholder, and each will substantially benefit from the Transactions.

In consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1
CERTAIN DEFINITIONS

Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Exhibit A.

SECTION 2
PURCHASE OF PURCHASED ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

2.1    Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement and excluding the Excluded Assets, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to Seller’s property, assets and rights, including all such assets that are used in or are useful to Seller’s business of developing, designing, manufacturing, selling and distributing oil change systems, fuel and oil transfer pumps, fuel primers, fuel polishing systems and engine flushing systems (the “Business”), tangible and intangible, of every kind and description, wherever located (the “Purchased Assets”). The Purchased Assets include the assets described below and in the bill of sale and assignment of rights delivered by Seller in connection with this Agreement (the “Bill of Sale”) but exclude the Excluded Assets. The purchase and acceptance of the Purchased Assets does not include the assumption of any Liability of Seller unless expressly assumed by Buyer pursuant to Section 2.3. Without limiting the foregoing, the Purchased Assets shall include the following: (a) all accounts receivable and all notes and other evidences of indebtedness in favor of Seller and rights to receive payments arising out of products sold and services rendered (the “Accounts Receivable”); (b) any and all inventory of Seller, including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials), whether in the possession of Seller or in transit to Seller (the “Inventory”); (c) all Intellectual Property Rights owned by Seller and used or held for use by Seller in the operation of the Business (the “Intellectual Property Assets”); (d) all Contracts set forth on Schedule 2.1(d) (collectively the “Assumed Contracts”); (e) (i) all licenses, permits, registrations, certificates of occupancy, Consents and certificates from any Governmental Authority (collectively, “Permits”) issued, to Seller, and (ii) all certificates, registrations, accreditations, qualifications and approvals of any independent or accreditation body (collectively, “Certifications”) issued to Seller; (f) all machinery, equipment, furniture, furnishings, molds, fixtures, tools, dies, vessels, vehicles, computers and other tangible personal property of Seller used in Seller’s conduct of the Business; (g) all of the books and records of Seller related to the Purchased Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to the Transferred Employees (to the extent permitted by Law), invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form; (h) any and all goodwill of Seller; and (i) all other assets of Seller used in its operation of the Business (unless included in the Excluded Assets).

2.2    Excluded Assets. The following assets of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain Seller’s property after Closing: (a) all cash and cash equivalents, including any commercial paper, certificates of deposit, Treasury bills, other marketable securities and similar investments, and including any cash proceeds from the PPP Loans, and the bank accounts; (b) owned real property together with all right, title and interest held by Seller or any of its Affiliates in the appurtenances, hereditaments, existing buildings or other improvements, structures, parking facilities and fixtures located thereon and all reversions, remainders and rights of way appertaining to or otherwise benefitting such property; (c) minute book and equity records, including taxpayer and other identification numbers and other information and books and records, related to the Excluded Assets and the Retained Liabilities; (d) all rights and interests under, and all assets of, any Benefit Plan; (e) all records that Seller is required by Applicable Law to retain in its possession or necessary to retain with respect to an audit; (f) all Contracts not specifically listed on Schedule 2.1(d), including the Contracts listed on Schedule 2.2 (collectively, the “Excluded Contracts”); (g) all Tax Returns and Tax refunds (or rights thereto); (h) all claims, demands, rights and remedies in connection with any of the Excluded Assets or the Retained Liabilities; (i) all bank accounts which relate to, or are used or held for use in connection with, the Business; (j) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Applicable Law where the dormancy period elapsed prior to Closing; (k) any life insurance policies on officers of any Seller Party; (l) the Privileged Communications of any Seller Party; (m) any assets, refunds, credits, rebates, Contracts or other rights related to any Benefit Plan or any other employee benefit plan, program, arrangement, agreement and policy of any Seller or any of their Affiliates; (n) all rights of any Seller Party under this Agreement and any other Transaction Documents; and (o) all iPhones, iMacs, iPads and Apple Watches used by John J. Napurano, Jr. and Jacqueline Napurano.

2.3    Liabilities. Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and will perform, all of Seller’s duties and obligations (collectively, the “Assumed Liabilities”) under: (a) the current liabilities included in the Adjustment Statement (defined below), which, in regard to accounts payable, shall only include accounts that arose from bona fide transactions in the ordinary course of business that are not delinquent and that are included in the Adjustment Statement (provided, if such an account that did not arise from a bona fide transaction in the ordinary course of business or that is delinquent is included in determination of the Closing Working Capital and not paid by Buyer, Buyer shall pay the amount of such account payable to Seller); and (b) the Assumed Contracts but only to the extent (i) such performance or obligations thereunder (y) accrue or relate solely to the period from and after the Closing Date and (z) are not related to nonperformance, noncompliance or other default by Seller or any other party thereto as of, or prior to, the Closing Date, and (ii) the corresponding benefits of such Contracts are validly assigned to, or otherwise received by, Buyer. Except for the Assumed Liabilities, Buyer shall not have any obligation for, or with respect to, any Liabilities of Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date) (the “Retained Liabilities”).

2.4    Consideration. The aggregate consideration for the Purchased Assets shall be (i) the assumption by Buyer of the Assumed Liabilities, and (ii) the payment by Buyer of the Closing Payment (defined below) to Seller, which consideration shall be payable pursuant to this Section 2.4 and subject to adjustment as provided herein (collectively, the “Purchase Price”).

(a)    Closing Payment. Buyer will make the following payment to Seller (the “Closing Payment”): $2,500,000 minus (i) Seller’s estimate of the outstanding Closing Indebtedness and Selling Expenses as of Closing (respectively, the “Estimated Closing Indebtedness,” and “Estimated Selling Expenses”), minus (ii) the PPP Escrow Amount, minus (iii) the Indemnity Escrow, and plus or minus (iv) the amount by which Seller’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) exceeds or is less than the Working Capital Target, as applicable, all as set forth on Schedule 2.4(a) (the “Flow of Funds”). The portion of the Closing Payment payable directly to Seller will be paid by wire transfer of immediately available funds to an account designated by Seller in the Flow of Funds (the “Seller Account”).

(b)    PPP Escrow Amount. On the Seller Parties’ behalf, Buyer will pay and deliver to the PPP Lender the PPP Escrow Amount, to be held pursuant to the terms of the PPP Escrow Agreement.

(c)    Payable Indebtedness; Selling Expenses. On the Seller Parties’ behalf, Buyer will pay in full (y) the Estimated Closing Indebtedness set forth on Schedule 2.4(c) (the “Payable Indebtedness”), and (z) the Estimated Selling Expenses pursuant to the pay-off letters and invoices delivered to Buyer in accordance with Section 7.2(j).

(d)    Indemnity Escrow. Buyer will pay $200,000 (the “Indemnity Escrow”) to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement, to be used as a non-exclusive source to satisfy the Seller Parties’ indemnification obligations hereunder.

(e)    Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as they may be required to deduct and withhold therefrom under the Code or under any provision of Applicable Law. To the extent such amounts are so deducted and withheld, such deducted and withheld amounts shall be timely paid over to the appropriate Taxing Authority by Buyer and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.5    Prorations. Within 60 days after the Closing Date, Buyer will calculate the proration (as of the Closing Date) of rent and other charges due under any Lease and utilities (if applicable), and other expenses that relate to both pre-Closing and post-Closing periods with respect to the Purchased Assets and Assumed Liabilities. Pre-Closing period amounts shall be payable by the Seller Parties and post-Closing period amounts shall be payable by Buyer. If a prorated amount is payable hereunder by Buyer but otherwise paid by Seller, it shall increase the amount of the current assets calculated pursuant to Section 2.7. If a prorated amount is payable by the Seller Parties but otherwise paid by Buyer, it shall increase the amount of the current liabilities calculated pursuant to Section 2.7. Notwithstanding the foregoing, this Section 2.5 shall apply only with respect to liabilities, charges and expenses that were not otherwise included in the Final Post-Closing Adjustment determined in accordance with Section 2.7.

2.6    Closing Certificate. Prior to Closing, Seller has: (a) estimated in good faith the Estimated Closing Working Capital, the Estimated Closing Indebtedness, and the Estimated Selling Expenses; and (b) delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates along with a calculation of the Purchase Price (the “Estimated Purchase Price”).

2.7    Post-Closing Adjustment.

(a)    Adjustment Statement; Post-Closing Adjustment. Within 90 days after the Closing Date, Buyer will prepare an adjustment statement setting forth the amount of the Closing Working Capital, the Closing Indebtedness, and the Selling Expenses (the “Adjustment Statement”), and Buyer’s written calculation of the Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Post-Closing Adjustment”). For purposes of the Adjustment Statement, the Closing Working Capital and the Closing Indebtedness shall be calculated in a manner consistent with Estimated Closing Working Capital and the Estimated Closing Indebtedness, including any accounting principles and policies set forth in the Closing Certificate. The Seller Parties shall cooperate fully with Buyer in the preparation of the Adjustment Statement. No later than the 45th day after Seller’s receipt of the Adjustment Statement, Seller shall notify Buyer in writing of any objections to the Adjustment Statement or the Post-Closing Adjustment and the specific changes or adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of this Section 2.7. If Buyer and Seller cannot resolve Seller’s objections within 30 days thereafter, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Cohen & Company (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Adjustment Statement and the Post-Closing Adjustment within 20 days after such submission, and such determinations (the “Final Post-Closing Adjustment”) shall be final, binding and conclusive as to Buyer, the Seller Parties, Seller and their respective Affiliates, absent manifest error. Each party shall promptly cooperate with, and make available to, the other parties, their respective representatives and the Independent Accountants all records, data and working papers to the extent necessary to review the Adjustment Statement. In resolving any dispute, the Independent Accountants shall: (i) choose one of the party’s positions with respect to the aggregate of items that are in dispute; and (ii) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or the Seller Parties on a joint and several basis, on the other hand) whose position is not accepted by the Independent Accountants.

(b)    Adjustment of Purchase Price. If the Purchase Price is less than the Estimated Purchase Price (the “Seller Deficiency Amount”), then within five Business Days of the final determination of the Final Post-Closing Adjustment, the Seller Parties, on a joint and several basis, shall pay the Seller Deficiency Amount to Buyer via wire transfer of immediately available funds to an account designated by Buyer in writing. If the Purchase Price is greater than the Estimated Purchase Price, then within five Business Days of the final determination of the Final Post-Closing Adjustment, Buyer shall pay the Final Post-Closing Adjustment to Seller by means of a wire transfer of immediately available funds to the Seller Account. Any post-Closing payment by Buyer or the Seller Parties under this Agreement, including pursuant to this Section 2.7, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Applicable Law.

2.8    Allocation of Purchase Price among Purchased Assets. The parties agree that: (a) the Assumed Liabilities; and (b) the Closing Payment, as adjusted, shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Code §1060 and the methodology set forth on Schedule 2.8 (the “Allocation Schedule”). After Closing, Buyer will prepare such an allocation (the “Allocation”) consistent with the Allocation Schedule and will deliver the Allocation to Seller for Seller’s review and comment. In the event Buyer and Seller cannot agree on the Allocation, any disputed items shall be resolved by the Independent Accountant in the same manner as provided in Section 2.7. Any adjustments to the amount of the Assumed Liabilities or the Closing Payment after the Allocation is otherwise final shall be allocated in a manner consistent with the Allocation Schedule. The parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Allocation and other provisions of this Section 2.8, and the parties shall not, and shall cause their Affiliates not to, take a contrary position in any audit, investigation, or other Proceeding with a Taxing Authority unless required pursuant to a determination (as defined in Code §1313(a)).

SECTION 3
CLOSING

3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (“Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date. Strictly for purposes of the financial effects of the Transactions, including for Tax purposes, Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at Closing. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no sale, transfer or delivery shall become effective unless and until all the other sales, transfers and deliveries provided for herein have also been consummated.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties that the statements contained in this Section 4 are true, complete and correct.

4.1    Organization and Good Standing; Power and Authority. Buyer: (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by Buyer has been approved by all necessary action, corporate or otherwise; and (c) has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and each constitutes Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief and general principles of equity (the “Enforceability Exceptions”).

4.2    No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith by Buyer does not and will not: (a) conflict with or violate any Applicable Law or any Order to which Buyer is subject; (b) violate or conflict with the provisions of Buyer’s charter documents; (c) result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which Buyer is a party or by which any of their assets are bound; or (d) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing. Buyer does not need to obtain any Consent, Order or Permit of, or make any declaration, registration or filing with, or notification to, any Person in order for Buyer to consummate the Transactions.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this Section 5 are true, complete and correct, except as set forth in the disclosure schedules delivered herewith (the “Schedules”). The Schedules shall not be deemed adequate to disclose an exception to a representation or warranty unless the applicable Schedule identifies the exception with particularity and describes the relevant facts in detail.

5.1    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Schedule 5.1 lists each of the jurisdictions (and under what trade name(s), as applicable) where Seller: (a) is qualified or licensed as a foreign entity; (b) currently does, or has in the last three years done, business; and/or (c) has filed a trade name (or dba) registration. Seller is duly qualified to conduct business and is in good standing in each jurisdiction in which either the ownership of its properties or the nature of its activities requires it to be so qualified, except where the failure to be so qualified would not be a Material Adverse Change. The Seller Parties have made available to Buyer correct and complete copies of Seller’s charter documents and any other Contracts affecting its governance, all as in effect on the Closing Date.

5.2    Power and Authority. Seller has all power and authority to carry on the Business as it has been and is currently conducted. Each Seller Party has the full power and authority (and, in regard to Equityholder, capacity) to execute, deliver and perform such Seller Party’s respective obligations under this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and such execution, delivery and performance by the Seller Parties has been approved by all necessary organizational action. Each Seller Party has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and each constitutes the legal, valid and binding obligation of the applicable Seller Party, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.

5.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith by each Seller Party does not and will not: (a) conflict with or violate any Applicable Law or any Order to which any Seller Party is subject; (b) violate or conflict with the provisions of Seller’s charter documents; (c), except as set forth on Schedule 5.3, result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which any Seller Party is a party or by which any of their assets are bound; (d) result in the creation of any Lien on any of the Purchased Assets; or (e) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing. Except as set forth on Schedule 5.3, no Seller Party needs to obtain any Consent, Order or Permit of, or make any declaration, registration or filing with, or notification to, any Person in order for Seller to consummate the Transactions.

5.4    Capitalization. Equityholder owns all of the issued and outstanding securities of Seller, free and clear of all Liens. There is no irrevocable proxy, voting trust or similar Contract with respect to the exercise of the voting power of Seller.

5.5    Books and Records. Seller’s books of account, asset ledgers and other records are complete and correct in all material respects.

5.6    Financial Statements. Attached as Schedule 5.6 are true, correct and complete copies of the (a) the internally prepared, unreviewed financial statements of Seller as of and for the fiscal years ended December 31, 2019 and December 31, 2020 (the “Annual Financial Statements”), and (b) the internally prepared, unreviewed financial statements of Seller as of and for the eleven (11)-month period ended November 30, 2021 (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position of Seller as of the dates indicated and the results of operations for the periods then ended, including all revenue and expenses of the Business. The Financial Statements are consistent in all material respects with the books and records of Seller.

5.7    Assets.

(a)    Title. Except as set forth on Schedule 5.7, (i) the Purchased Assets are owned by Seller free and clear of all Liens, and (ii) there exists no condition affecting the title to or use of any part of the Purchased Assets which would prevent Buyer from using or enforcing its rights with respect to any part of the Purchased Assets to the same extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

(b)    Condition; Possession. All of the tangible assets included in the Purchased Assets (i) are in operating condition, normal wear and tear excepted, and neither require, nor are reasonably expected to require, any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, (ii) are capable of being used for their intended purpose in connection with the Business, and (iii) are in the possession of Seller and located at the Leased Real Property.

(c)    Sufficiency of Assets. Purchased Assets include all of the operating assets of Seller and constitute all of the assets, tangible and intangible, of any nature whatsoever, (i) necessary to operate the Business in the manner presently operated by Seller, except for the Excluded Assets, and (ii) pertaining to technology, processes, plans, and other items under development for use in such Business.

5.8    Recent Events. Since June 30, 2021, (a) the Business has been operated in the ordinary course of business; (b) Seller has used its commercially reasonable efforts to preserve and advance its operations; (c) Seller’s relations with its customers and suppliers have been carried on in a manner designed to preserve Seller’s goodwill; (d) Seller has not (i) engaged in any activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of products or services sold or offered by Seller following the Closing Date, including sales on terms or at prices outside the ordinary course of business, (ii) accelerated the receipt of accounts receivable or engaged in any other activity with customers that has or could reasonably be expected to have the effect of accelerating to pre-Closing periods sales or accounts receivable that would otherwise be expected to be made or collected in post-Closing periods, (iii) conducted its cash management practices other than in the ordinary course of business (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally), or (iv) conducted its inventory purchasing or management practices other than in the ordinary course of business; and (d) there has not been, and, to the Seller Parties’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in, any Material Adverse Change.

5.9    Compliance with Laws.

(a)    Seller and each good and service manufactured, distributed, sold, installed or otherwise provided by Seller (collectively, the “Goods and Services”) has complied for the past three (3) years and is currently in compliance with all Applicable Law (including the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act), and, to Seller Parties’ Knowledge, no event has occurred or circumstance exists that could give rise to, or serve as a basis for, a notice, claim, charge or complaint regarding noncompliance against the Business. No Seller Party has received any notices, claims, charges and/or complaints in the three year period prior to the Closing Date alleging any noncompliance with Applicable Law. Neither Seller nor any of its officers or directors or, to Seller Parties’ Knowledge, Service Providers is or in the past three years has been under: (i) any administrative, civil or criminal indictment or investigation by any Governmental Authority, or (ii) any audit by any Governmental Authority, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any government contract. In the past three years, no Seller Party has (y) been suspended or debarred from doing business with any Governmental Authority, or (z) conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a government contract.

(b)    Seller was eligible to receive each of the PPP Loans under the terms of the CARES Act and any supplemental guidance issued in connection therewith, including, without limitation, the “Paycheck Protection Program Loans Frequently Asked Questions” issued by the U.S. Small Business Administration (the “SBA”). Without limiting the foregoing, economic uncertainty made Seller’s requests for the PPP Loans necessary to support its ongoing operations at the time of such request, in light of the Seller’s current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that would not be significantly detrimental to its business. Seller’s applications for the PPP Loans did not include any statements that would or could reasonably be expected to subject Seller to liability under the False Claims Act. Since the respective dates Seller received each of the PPP Loans, the Seller has spent funds from the PPP Loans only on expenses that are forgivable under the CARES Act and any supplemental guidance issued in connection therewith. No Seller Party has received any notice from any other Person that Seller should not have received or was not eligible to receive the PPP Loans, or that Seller should return all or any portion of the PPP Loans. The full amount of the First PPP Loan has been forgiven by the U.S. Small Business Administration or repaid prior to Closing. On or before the Closing Date, the Seller Parties have prepared (at the sole cost and expense of the Seller Parties) and submitted any and all documentation required to seek forgiveness of all or a portion of the Second PPP Loan in accordance with the CARES Act.

5.10    Permits and Certifications. The Permits and Certifications included in the Purchased Assets (each, as applicable, a “Seller Permit” or a “Seller Certification”) constitute all Permits that are required under Applicable Law with respect to the operation of the Business as conducted or as contemplated to be conducted and all Certifications that are required to service customers or are required to operate the Business as conducted or as contemplated to be conducted. Seller is, and for the past three (3) years has at all times been, in compliance in all material respects with all Seller Permits and Seller Certifications. Each Seller Permit and each Seller Certification is listed on Schedule 5.10, and, except as noted on such Schedule, no individual Service Provider is the holder of any such Seller Permit or Seller Certification. In the past three years, no Seller Party has received any notice from any Person alleging any noncompliance with any Seller Permit or Seller Certification. Each Seller Permit and each Seller Certification is valid and in full force and effect, and, except as set forth on Schedule 5.10, none of such Seller Certifications or Seller Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of Seller) as a result of the consummation of the Transactions.

5.11    Litigation. There is currently no, and in the three-year period prior to the Closing Date there has been no, Proceeding or claim of any kind whatsoever, at law or in equity, pending or, to Seller Parties’ Knowledge, threatened by or against Seller or that would prohibit the Seller Parties from consummating the Transactions. No Seller Party is a party to, or subject to, any Order.

5.12    Taxes. Seller has paid, or made adequate reserves for the payment of, all taxes related to Seller’s properties, business or income that are due or have been levied, and there are no assessed Tax deficiencies against Seller or any basis upon which any additional Taxes related to Seller’s properties, business or income could be assessed. No examination, audit, claim or other Proceeding respecting Seller’s Tax Returns or Tax liability has occurred, is in progress, or is being, to Seller Parties’ Knowledge, proposed or threatened. All Taxes that Seller is or was required to withhold or collect (including sales taxes) have been withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. There are no Liens for unpaid Taxes on Seller’s assets.

5.13    Customers and Suppliers. In the three year period prior to the Closing Date, none of Seller’s suppliers or customers of services, supplies or products has notified Seller that it intends to terminate or otherwise substantially modify its relationship with Seller. Seller has not experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from suppliers of the Business.

5.14    Affiliate Relationships. Except as set forth on Schedule 5.14, neither any Seller Party nor any Service Provider, or a manager, officer or director of Seller, nor any of their respective Affiliates: (a) has, or during the last three fiscal years has had, any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller or (ii) in any material property, asset or right that is owned or used by Seller in the Business; or (b) is a party to any Contract or transaction with Seller, other than their right to receive compensation and employee benefits in the ordinary course of business.

5.15    Certain Business Relationships. Neither Seller nor any Person acting on Seller’s behalf has directly or indirectly given or agreed to give any gift or similar benefit to any Person who is in a position to help or hinder the Business which: (a) might subject Seller to any damage or penalty in any Proceeding; or (b) is not in compliance with Applicable Laws.

5.16    Intellectual Property.

(a)    Schedule 5.16(a) lists (i) all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (the “Intellectual Property Registrations”), and (ii) all unregistered trademarks included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)    Seller (i) exclusively owns and possesses all right, title and interest in and to all Intellectual Property Assets, free and clear of all Liens, and (ii) has the right to use pursuant to a valid and enforceable Contract free and clear of all Liens all other Intellectual Property Rights as necessary for the conduct of the Business in the manner presently operated by Seller. The Intellectual Property Assets are valid, enforceable and subsisting for the operation of the Business in the United States of America in the manner presently operated by Seller. The Intellectual Property Assets constitute all of the Intellectual Property Rights necessary to the conduct of the Business in the United States of America in the manner presently operated by Seller, except for the Excluded Assets.

(c)    Neither Seller nor the conduct of the Business has interfered with, violated, infringed upon or misappropriated any Intellectual Property Rights of any other Person. There is no, and has not been, any opposition, cancellation, Order or Proceeding against Seller concerning the ownership, use, validity, scope, registrability, enforceability, infringement, misappropriation, violation or licensed right to use any Intellectual Property Assets, and Seller has not received any written notice of the same. To Seller Parties’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(d)    For the Business as presently operated by Seller in the United States of America and to Seller Parties’ Knowledge, Seller has taken all reasonably necessary actions to protect, preserve and maintain the Intellectual Property Assets. All Service Providers who have had access to, or who have contributed to the creation of, any of the Intellectual Property Assets, have entered into confidentiality and/or proprietary invention rights agreements with Seller. Based on the risk associated with the operation of the Business and Seller’s resources, Seller has taken commercially reasonable steps to, or contracted with a third party to take commercially reasonable steps to, safeguard the internal and external integrity of its servers, software, hardware systems, websites, data-bases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for Seller and the data contained therein. Seller has not experienced any incident in which any Personal Data maintained, owned, transmitted or otherwise possessed by Seller was stolen, lost, damaged or improperly accessed or the subject of a breach or other incident that has required, or which Seller determined does or will require, notice thereof to any Person under any Applicable Law or its internal policies.

5.17    Contracts. Schedule 5.17 contains a complete and accurate list of all of the Material Contracts to which Seller is a party or pursuant to which any Purchased Assets are bound. The Seller Parties have provided to Buyer correct and complete copies of each Material Contract and each Assumed Contract. With respect to each Material Contract and Assumed Contract and any open purchase orders thereunder: (a) subject to Enforceability Exceptions, such Contract is in full force and effect and is valid and enforceable against Seller and the other parties thereto; (b) the terms of such Contract do not permit termination of such Contract as a result of the Closing; (c) Seller is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) to Seller Parties’ Knowledge, no other party is in default under such Contract. No such Contract is premised on Seller having “8(a) status”, “small business status”, “small disadvantaged business status”, “protégé status”, “women-owned status” (as those terms are used in the Federal Acquisition Regulation or Small Business Association regulations) or other preferential status and Seller utilizing such status to receive such Contract.

5.18    Product Warranty and Liability. Except as set forth on Schedule 5.18(a), in the three-year period prior to the Closing Date, there have been no product or service warranty claims made against Seller alleging that any Goods and Services are defective or improperly designed, and no such claims are currently pending or, to Seller Parties’ Knowledge, threatened against Seller. There are no presently pending or, to Seller Parties’ Knowledge, threatened investigations or demand letters relating to any alleged hazard or alleged defect, failure to warn, or alleged breach of express or implied warranty or representation relating to any Goods and Services. Schedule 5.18(b) includes true and complete copies of the standard terms and conditions of sale for Seller. Except for conditions or warranties contained in the standard terms and conditions set forth on Schedule 5.18(c), Seller has not given a condition or warranty or made a representation in respect of any Goods and Services. Except as set forth on Schedule 5.18(d), each Good and Service has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Except as set forth on Schedule 5.18(e), Seller does not have any Liability (and, to Seller Parties’ Knowledge, there is no basis for any Proceeding against Seller giving rise to any Liability) for any Goods and Services. Except as set forth on Schedule 5.18(f), the Goods and Services have never been subject to a recall and there has not been any failure by Seller to warn, test, inspect or instruct of dangers that could form the basis for a recall.

5.19    Employee Benefits. Schedule 5.19 lists each Benefit Plan maintained by Seller and its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes (or within the preceding six years has contributed), or with respect to which any of the foregoing parties has any Liability. With respect to each such Benefit Plan: (i) it has been operated in compliance in all material respects with its terms and all Applicable Law, (ii) all contributions required under the terms of such Benefit Plan or Applicable Law have been timely made or accrued for by Seller, and (iii) Seller has retained the right to unilaterally amend or terminate such Benefit Plan to the fullest extent permitted by Applicable Law.

5.20    Employment Matters. Schedule 5.20 contains a list of the name of each Service Provider as of the Closing Date, together with such Person’s: (a) employer; (b) position; (c) annual base compensation; (d) accrued vacations and vacation pay, holiday pay and sick pay (accrued and total); and (e) incentive, commission or bonus arrangement (accrued and total).  Except as set forth on Schedule 5.20 to Seller Parties’ Knowledge, no Service Provider is bound by a nondisclosure or noncompetition covenant that restricts or affects (or will restrict or affect) such Service Provider’s employment with or engagement by Buyer or its Affiliate after the Closing Date.  All Except for Richard Lyew, all Service Providers may be terminated at any time with or without cause without the payment of severance or other Liability.  Seller is not and has not been a party to any collective bargaining or other similar labor Contract.  There is not now existing or, to Seller Parties’ Knowledge, threatened, and has not previously been any in regard to the Business (i) strike, slowdown, picketing, work stoppage or employee grievance process, or (ii) application for certification of a collective bargaining agent for any Service Provider.  All Service Providers are legally authorized to work in the United States. Seller has completed and maintains in its files Forms I-9 with respect to each of its employees. Seller has properly classified all of its Service Providers for all compensation and benefit purposes and for all Applicable Law.

5.21    Inventory. The Inventory is: (a) free of material defect; (b) merchantable and of a quality and quantity usable and salable in the ordinary course of business; (c) not excessive in the present circumstances of the Business; and (d) priced at the lower of cost or market value. All items included in the Inventory are the property of Seller, are not held by Seller on consignment from others and are otherwise free and clear of any Lien.

5.22    Accounts Receivable; Accounts Payable. All of the Accounts Receivable arose in the ordinary course of business, are subject to no defenses, offsets or counterclaims and reflect goods actually sold and delivered or services rendered in the ordinary course of business. None of the Accounts Receivable are obligations of Equityholder or any Service Provider, or a manager, officer, or director of Seller, or any of their respective Affiliates. None of the Accounts Receivable represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Subject to any allowance for doubtful accounts included in the Estimated Closing Working Capital or the Closing Working Capital, the Accounts Receivable are current and collectible in accordance with the terms thereof and at the full face-amount thereof, without any set-off due to facts and circumstances arising prior to the Closing. The accounts payable that are included in the Assumed Liabilities arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid or are not yet payable in the ordinary course of business.

5.23    Insurance. All of Seller’s insurance policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and Seller is not in default with respect to its obligations under such policies. Except as set forth on Schedule 5.23, Seller has been covered for the entirety of the period since its formation through the Closing Date by insurance. There are no pending claims against Seller for product liability or property or other damage under any insurance policy heretofore or presently issued to Seller, or any claims as to which coverage has been questioned, denied, or disputed by the insurer or in respect of which the insurer has reserved its rights. Seller does not have any self-insurance arrangements.

5.24    Real Property. Seller does not own any real property. The Seller Parties have delivered to Buyer a correct and complete copy of each lease (or a summary of the material terms of the lease, if oral), including amendments, waivers, or other changes thereto, relating to the Leased Real Property (each, a “Lease,” and collectively, the “Leases”). The Leased Real Property and the Leases comprise all leased real property interests and Contracts related thereto used in the conduct of the Business. With respect to each Lease: (i) except as set forth on Schedule 5.24, all leased buildings and improvements and all leased fixtures are held under such Lease; (ii) subject to the Enforceability Exceptions, such Lease is in full force and effect and a valid instrument enforceable against Seller, and the other party thereto, in each case in accordance with its terms, (iii) all rents, required deposits, additional rent and payments due as of the Closing Date pursuant to such Lease have been paid in full, (iv) there is no existing default by Seller or, to Seller Parties’ Knowledge, by the lessor under such Lease, (v) Seller has not received any notice that it is in default under such Lease, (vi) to Seller Parties’ Knowledge, no party other than Seller and the identified lessor have any interest in the Leased Real Property, and (vii) except as set forth on Schedule 5.3, no Consent is required to be obtained by Seller pursuant to any Lease in connection with the consummation of the Transactions. Except for the Leases and as set forth on Schedule 5.24, Seller has not entered into any leases or subleases or granted any rights of first refusal, rights of reverter, options to purchase or rights of occupancy with respect to the Leased Real Property. To Seller Parties’ Knowledge, the Leased Real Property is validly zoned for its current use and occupancy by Seller under the applicable zoning codes and urban renewal plans and Seller’s current use of the Leased Real Property is in compliance therewith. To Seller Parties’ Knowledge, there are no pending or threatened condemnations, planned public improvements, annexations, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property. All of the buildings, material fixtures and other improvements and building systems situated within the Leased Real Property are in operating condition, reasonable wear and tear excepted, and, if required to be maintained by Seller under the applicable lease, have been maintained in the ordinary course of business.

5.25    Environmental. Except as set forth on Schedule 5.25.1:

(a)    (i) Seller is and for the past three (3) years has been in compliance in all material respects with all applicable Environmental Laws, and (ii) without limiting the foregoing, Seller: (x) has timely obtained, and is in compliance in all material respects with, all Permits required under Environmental Law for the ownership, lease, operation or use of the Leased Real Property, the Business or the Purchased Assets; and (y) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law;

(b)    to Seller Parties’ Knowledge all Hazardous Materials generated by Seller, regardless of quantity, have been generated, treated, stored, handled, transported, removed from the Leased Real Property, and disposed of in compliance with all Environmental Laws;

(c)    to Seller Parties’ Knowledge Seller has not sent any Hazardous Material to a site that, pursuant to any Environmental Law: (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location;

(d)    in the past seven (7) years, no Seller Party has received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication from any Governmental Authority, citizens’ group, employee or other Person claiming that Seller or the Business is or may be liable for: (i) any actual or alleged violation of or noncompliance with any Environmental Law; (ii) any actual or alleged obligation to undertake or bear the cost of any Liabilities under any Environmental Law with respect to the Leased Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past, or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by Seller has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (iii) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

(e)    to Seller Parties’ Knowledge, there are no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any of the Leased Real Property, or to Seller Parties’ Knowledge, any other facility or property owned, occupied or used by Seller, nor, to Seller Parties’ Knowledge, have any such structures or materials been removed from any of the Leased Real Property or any other facility or property owned, occupied or used by Seller;

(f)    there has been no Release or Disposal of any Hazardous Material at, on, under or from the Leased Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past, in each case during the time Seller owned, occupied, or used such property; and

(g)    Seller has not assumed, accepted responsibility for or retained, by contract or otherwise, any Liability under any Environmental Law.

(h)    Schedule 5.25.2 contains an accurate and complete list of: (A) all environmental reports, audits, assessments, correspondence or other documents pertaining to Hazardous Materials or Environmental Law prepared in the past seven (7) years by or for Seller or in the possession or control of any Seller Party with respect to the assets or business of Seller (including the Leased Real Property), true and complete copies of which have been provided to Buyer; and (B) all Permits issued to Seller by any Governmental Authority pursuant to any Environmental Law, true and complete copies of which have been provided to Buyer. Seller maintains all records and, within the past seven (7) years, has prepared and filed all lists, reports and other information required pursuant to, and has otherwise complied with, TSCA and any and all rules and regulations adopted pursuant thereto, if applicable to Seller, with respect to any products manufactured, imported, produced, distributed, sold or leased by Seller. All of the products manufactured, imported, produced, distributed, sold or leased by Seller, and all raw materials and intermediates purchased from others used in such products, which were required to be reported to the United States Environmental Protection Agency for listing in the TSCA inventory have been so reported or notified. No report of substantial risk under TSCA has been made by Seller, nor was any such report required in connection with the operation of the Business. Seller has never sold any product containing asbestos, lead, pentachlorophenol, silica, toluene or benzene and no raw material used by Seller in the manufacture of its products contains or contained asbestos, lead, pentachlorophenol, silica, toluene or benzene.

5.26    Brokers. Except for Equity Insight Advisors, LLC, no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Seller Party, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions.

SECTION 6
COVENANTS

6.1    Further Assurances. If from time to time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the Transactions, each party will take such further action (including the execution of such further documents and instruments) as any other party may reasonably request. Seller shall pay or transfer to Buyer, if and when received, any amounts that are received by Seller after Closing in respect of any Accounts Receivable or other Purchased Assets and Buyer shall pay or transfer to Seller, if and when received, any amounts that are received by Buyer after Closing in respect of any Excluded Assets.

6.2    Service Providers. Seller has terminated the engagement of all of its Service Providers (but excluding any intellectual property ownership or assignment Contracts, noncompetition Contracts or confidentiality Contracts with such Service Providers) effective as of 11:59 p.m. on the day before the Closing Date and hereby waives any applicable restrictions under any Contracts with each such Service Provider that would otherwise prevent Buyer or its Affiliate from hiring such Service Provider. Seller shall pay any amounts or provide any benefits that may be payable or provided to the Service Providers under the Benefit Plans or otherwise arising out of the consummation of the Transactions. Neither Buyer nor any of its Affiliates shall have any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for any Service Provider or the “qualified beneficiary” of any Service Provider that does not accept employment with Buyer or its Affiliate. In addition, neither Buyer nor any of its Affiliates shall have any Liability under COBRA for any Service Provider that does accept employment with Buyer or its Affiliate or the “qualified beneficiary” of such Service Provider whose “qualifying event” occurs prior to the date such Service Provider is hired by Buyer or its Affiliate in accordance herewith. The parties hereto acknowledge and agree that all provisions contained in this Section 6.3 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights: (a) in any other Person, including any Service Provider (or any dependent or beneficiary thereof), any participant in any Benefit Plan or any ERISA Affiliates; or (b) to continued employment with Buyer or any of its Affiliates.

6.3    Payment of Taxes; Reports and Returns. Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets (“Transfer Taxes”) and the party hereto required by Applicable Law shall properly prepare and file all Tax Returns related thereto. Seller shall prepare and file on a timely basis all reports and returns required by Applicable Law relating to the Business as conducted prior to the Closing Date or relating to the Purchased Assets for the period of time such assets are owned by Seller and shall timely pay all applicable Taxes related thereto (whether or not shown on any Tax Return). Buyer shall prepare and file on a timely basis all reports and returns required by Applicable Law relating to the Business as conducted as of and following the Closing Date or relating to the Purchased Assets for the period of time such assets are owned by Buyer and shall timely pay all applicable Taxes related thereto (whether or not shown on any Tax Return).

6.4    Cooperation; Audits. In connection with the preparation of Tax Returns and Proceedings relating to Taxes, Buyer, and the Seller Parties shall cooperate fully with each other, including furnishing or making available records, personnel, books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to Taxes. Buyer and the Seller Parties shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

6.5    Use of Name. In order to facilitate Buyer’s use of the Purchased Assets, included Seller’s name and branding, immediately following Closing, Seller shall: (a) file an amendment to its articles of incorporation in order to change Seller’s name as contemplated by Section 7.2; (b) make such filings and take such other actions as may be necessary to terminate any trade name reservations or change the name under which it is registered to do business any jurisdiction; and (c) provide Buyer with evidence of any such filings required under this Section 6.5.

6.6    [RESERVED]

6.7    [RESERVED]

6.8    Bulk Sales. The parties each waive compliance with bulk sales and similar laws; provided that the Seller Parties shall pay and discharge when due all claims of creditors of Seller asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall promptly take all actions required to remove any Lien that may be placed upon the Purchased Assets by reason of such noncompliance.

6.9    Second PPP Loan. If the PPP Lender confirms in writing (for clarity, following review and approval by the Small Business Administration) that all or any portion of the Second PPP Loan has been forgiven, then, promptly after receipt of such confirmation, the PPP Lender shall release the funds held by it pursuant to the PPP Escrow Agreement to Seller. The parties hereto acknowledge and agree that it is anticipated that any portion of the PPP Escrow Amount that is not forgiven shall be retained by the PPP Lender pursuant to the terms of the PPP Escrow Agreement in satisfaction of the outstanding balance of the Second PPP Loan. Notwithstanding any of the foregoing and for the avoidance of doubt, in the event Buyer is required to repay any portion of the Second PPP Loan (whether in the form of principal, interest, penalties, fees, costs or otherwise) other than through the retention by the PPP Lender of all or any portion of the Second PPP Escrow Amount, any such repayment shall constitute Losses recoverable from the Seller Parties in accordance with item (d) of Section 8.2.

SECTION 7
CLOSING DELIVERIES

7.1    Mutual Closing Deliveries. At or prior to Closing, Buyer and the Seller Parties shall, as applicable, deliver or cause to be delivered counterpart signature pages to: (i) this Agreement, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement, (iv) the Escrow Agreement, and (v) the IP Assignments.

7.2    Seller Party Closing Deliveries. At or prior to Closing, the Seller Parties shall deliver to Buyer, or cause to be delivered to Buyer: (a) the Closing Certificate; (b) the third-party Consents listed on Schedule 5.3; (c) counterpart signature pages to the Restrictive Covenant Agreement, duly executed by each Seller Party; (d) a fully executed (i) Estoppel Certificate and (ii) Landlord Agreement and Waiver; (e) a certificate from Seller, duly executed by an officer of Seller, certifying: (i) as complete and accurate as of Closing, attached copies of Seller’s charter documents, and (ii) all requisite resolutions or actions approving the sale of the Purchased Assets, approving a change in Seller’s name to a name reasonably acceptable to Buyer, terminating Seller’s foreign qualifications and terminating Seller’s trade name reservations, together with such executed documents as shall be required to change Seller’s name and terminate such foreign qualifications and trade name reservations; (f) a good standing certificate for Seller as of the most recent practicable date from the Secretary of State of Florida and from each other state in which Seller is qualified to do business; (g) (i) a non-foreign person affidavit that complies with the requirements of Code §1445 from Seller, and (ii) a properly completed and executed IRS Form W-9 from Seller; (h) pay-off letters for the Payable Indebtedness and invoices for the Selling Expenses, in each case, in a form reasonably acceptable to Buyer; (i) a counterpart signature page to the PPP Escrow Agreement; and (j) all other documents reasonably required by Buyer to consummate the Transactions. To the extent Closing is effectuated without any of the deliverables in the immediately preceding sentence, any requirement of the Seller Parties to deliver such shall be waived.

SECTION 8
INDEMNIFICATION

8.1    Survival. The representations and warranties of the parties in this Agreement and any Transaction Document shall survive Closing for a period of 18 months except as follows: (a) the representations and warranties in Sections 5.1 (Organization and Good Standing) (but only the first two sentences thereof), 5.2 (Power and Authority), 5.3(d) (No Conflicts; Consent), 5.4 (Capitalization), 5.7(a) (Assets), 5.16(b) (Intellectual Property Rights), and 5.26 (Brokers) shall survive until the fifth anniversary of the Closing Date (the foregoing representations and warranties together with those in Section 5.12 (Taxes) are hereinafter referred to as the “Fundamentals”); (b) the representations and warranties in Sections 5.12 (Taxes) and 5.19 (Employee Benefits) shall survive until 90 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections; and (c) any representation or warranty for which, prior to the 18-month anniversary of the Closing Date or the last day of the survival period described in (b) above, any party has been notified in writing of a claim of a breach of such representation or warranty, in which case the Liability for such breach shall continue until it shall have been finally settled, decided or adjudicated as provided hereunder; provided, however, and notwithstanding the foregoing, such claim shall be waived if litigation is not commenced with respect thereto within two years of the Indemnifying Party’s receipt of notice of such claim from the Indemnified Party. For the avoidance of doubt, the Seller Parties’ Liability for Retained Liabilities, breaches of covenants and claims relating to Fraud shall survive indefinitely.

8.2    Indemnification by the Seller Parties. In addition to any rights Buyer may otherwise have at law or in equity, each Seller Party, jointly and severally, shall defend, indemnify and hold harmless Buyer and its managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay or reimburse the Buyer Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (a) any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (b) any breach of any covenant or obligation of any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; (c) any Retained Liabilities; (d) any and all Losses related to, arising out of or caused by the PPP Loans (including, without limitation, any review, audit, dispute, repayment or forgiveness of all or any portion of the PPP Loans, or any Losses imposed as a result of a determination that the PPP Loans were not necessary or the Seller was not eligible to receive the PPP Loans) and/or (e) Fraud by any of the Seller Parties.

8.3    Indemnification by Buyer. In addition to any rights the Seller Parties may otherwise have at law or in equity, Buyer shall defend, indemnify and hold harmless each Seller Party and its respective managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document delivered by Buyer; (b) any breach of any covenant or obligation of Buyer in this Agreement or in any Transaction Document delivered by Buyer; and/or (c) any Assumed Liabilities.

8.4    Limitations on Indemnification. The party making a claim under this Section 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)    Except in regard to breaches of any of the Fundamentals and Fraud, the Indemnifying Parties shall not be liable to the Indemnified Parties for indemnification under Section 8.2(a) or Section 8.3(a), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) or Section 8.3(a), as applicable, exceeds $25,000 (the “Deductible”), in which event the Indemnifying Parties shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)    Except in regard to breaches of any of the Fundamentals and Fraud, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a) or Section 8.3(a), as applicable, shall not exceed $750,000. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a) for breaches of any of the Fundamentals shall not exceed the Closing Payment.

(c)    Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3, as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (net of all costs and expenses incurred in recovering the proceeds).

(d)    Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3, as applicable, in respect of any Loss shall be reduced to take account of any Tax benefit actually realized by the Indemnified Party arising from the incurrence of any such Losses in the calendar year such Losses occur.

(e)    Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3, as applicable, in respect of any Loss shall not apply to the extent such Losses (i) are specifically reflected as a Liability of Seller on the balance sheets included in the Financial Statements, or (ii) such Indemnifying Party received recovery for such Loss as a result of the Post-Closing Adjustment.

(f)    The Indemnified Party shall use commercially reasonable effort to mitigate any Losses for which indemnification is sought under this Section 8.

8.5    Claims. If any Proceedings shall be instituted or asserted by any third party in respect of which one of the Indemnified Parties may be entitled to indemnity hereunder, one or more of the Indemnified Parties will give the Indemnifying Parties written notice thereof and copies of any documents in its possession that relate to such third-party Proceeding. The Indemnifying Parties shall have the right, at their option and expense, to participate in the defense of such Proceeding or claim, but not to control the defense or settlement thereof, which control shall at all times rest with the Indemnified Party. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. A delay in giving notice to the Indemnifying Parties shall only relieve the Indemnifying Parties of Liability to the extent the Indemnifying Parties suffer actual prejudice because of the delay by the Indemnified Parties.

8.6    Sole and Exclusive Remedy. After Closing, except for actions pursuant to Section 9.5 and claims relating to Fraud, the rights under Section 8.2 or Section 8.3 shall be the sole and exclusive remedies of each of Buyer and Seller Parties and their respective managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners and Affiliates and their respective successors and assigns for any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement or in any Transaction Document or any other agreement, certificate, instrument or other document contemplated hereby or thereby.

8.7    Indemnity Escrow. The Indemnity Escrow shall serve as the non-exclusive source of security for the Seller Parties’ indemnification obligations pursuant to Section 8.2. Within five Business Days following the 18-month anniversary of the Closing Date (the “Expiration Date”), Buyer and Seller shall direct the Escrow Agent to deliver to Seller an amount equal to the Indemnity Escrow less the aggregate dollar amount of claims for Losses made by any Indemnified Party pursuant to Section 8.2 (the “Aggregate Outstanding Claims”) that are then outstanding and unresolved (such amount of the retained Indemnity Escrow, as it may be further reduced after the Expiration Date by distributions to Seller as set forth below and recoveries by an Indemnified Party, the “Retained Amount”). In the event and to the extent that after the Expiration Date any outstanding claim made by any Indemnified Party pursuant to Section 8.2 for a Loss is resolved for any amount less than what was retained for such claim at the Expiration Date, then Buyer and Seller shall direct the Escrow Agent to deliver to Seller an aggregate amount of the Retained Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Retained Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time.

SECTION 9
MISCELLANEOUS

9.1    Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for the fees and expenses it incurs in connection with the Transactions.

9.2    Press Releases and Announcements. Following Closing, no party hereto shall make any public disclosure or comment regarding the specific terms of this Agreement (including any reference to Purchase Price or multiples) or the Transactions without the prior approval of the other parties hereto, except as may be required by Applicable Law or as is reasonably necessary to enforce any rights under or otherwise comply with this Agreement. Buyer and its Affiliates may make such disclosures as each may consider necessary in order to satisfy their legal or contractual obligations to their lenders, equityholders, investors or other interested parties, or for general marketing purposes.

9.3    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer:

Crawford REV Acquisition Company, LLC

c/o Crawford United Corporation

10514 Dupont Avenue

Cleveland, Ohio 44108

Attention: Brian Powers; John Daly

Email: bpowers@crawfordunited.com; jdaly@crawfordunited.com

with a copy to:	Calfee, Halter & Griswold LLP 1405 East Sixth Street Cleveland, Ohio 44114 Attention: Terrence F. Doyle Email: tdoyle@calfee.com

If to any Seller Party:	John J. Napurano, Jr. 430 N. Victoria Park Road Ft. Lauderdale, FL 33301 Email: johnnapurano@mac.com

with a copy to:	Katz, Barron, Friedberg, English & Allen, P.A. 100 N.E. Third Avenue, Suite 280 Ft. Lauderdale, FL 33301 Attention: Matthew D. Katz Email: matt@katzbarron.com or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Seller Parties in accordance with this Section 9.3. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by electronic mail, if electronically confirmed, provided, notice is also provided contemporaneously by one of items (i) or (ii). Otherwise, notices shall be deemed to have been given when actually received at such address.

9.4    Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof. Each party hereto agrees that any Proceeding relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in New Castle County, Delaware, and all objections to personal jurisdiction and venue in any Proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and Consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 9.3, and service so made shall be complete as stated in such Section. The Seller Parties expressly acknowledge the notice and service of process to Seller for each of them in accordance with Section 9.3 and this Section 9.4. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE LAW. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

9.5    Specific Performance. Each party hereto agrees that irreparable and continuing damage would occur and the parties hereto would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that only for the purpose of seeking relief under this Section 9.5 and without waiving any remedy under this Agreement, each party hereto shall be entitled to, in any court of competent jurisdiction, seek an interim order to enforce the terms and provisions of this Agreement by decree of specific performance or to obtain injunctive relief against any breach or threatened breach of this Agreement that may cause irreparable damage without the requirement of posting any bond or other indemnity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

9.6    No Third-Party Beneficiaries. This Agreement (other than Section 8.2 with respect to Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

9.7    Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement and the Transaction Documents, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement or in the Transaction Documents.

9.8    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer; provided, however, any such assignment or delegation shall not relieve Buyer of any of its duties under this Agreement (whether arising prior to or following such assignment or delegation) and Buyer shall provide the Seller Parties with an assignment and assumption agreement, in a commercially reasonable form, evidencing such assignment or delegation contemporaneously with the effectiveness of such assignment or delegation, and Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources. Buyer and its successors and assigns may assign their rights and obligations under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer or the Business; provided, however, any such assignment shall not relieve Buyer of any obligations or Losses arising under this Agreement (whether arising prior to or following such assignment) and Buyer shall provide the Seller Parties with an assignment and assumption agreement, in a commercially reasonable form, evidencing such assignment contemporaneously with the effectiveness of such assignment.

9.9    Waivers; Severability. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

9.11    Construction; Incorporation of Schedules. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including, without limitation” or “including, but not limited to”. The phrases “made available”, “provided to”, “delivered to” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the Data Room or delivered to Buyer at least three Business Days prior to the Closing Date. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Unless otherwise defined in the Schedules, capitalized terms used but not defined in the Schedules shall have the meaning given to such capitalized terms under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, any items listed or referred to in the Schedules will be deemed to have qualified all of the representations and warranties to the extent the applicability of the information disclosed to such other representation or warranty is reasonably apparent on its face without further inquiry or investigation.

9.12    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

9.13    Counterparts; Delivery. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

9.14    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASED ASSETS, AND THE BUSINESS, ASSETS AND LIABILITIES OF SELLER, ARE CONVEYED TO AND ACQUIRED BY BUYER “AS IS” AND “WHERE AS”, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), (B) EACH SELLER PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATE, DIRECTOR, OFFICER, MEMBER, MANAGER, PARTNER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY SELLER PARTY), AND (C) ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY ANY SELLER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT. BUYER ACKNOWLEDGES AND AGREES (X) NO SELLER PARTY HAS MADE AND NO SELLER PARTY IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, EXPRESS OR IMPLIED, EXCEPT AS PROVIDED IN SECTION 5, AND (Y) THAT IT IS NOT RELYING AND HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

BUYER:

CRAWFORD REV ACQUISITION COMPANY, LLC

By:

Name: John P. Daly

Title: Vice President

SELLER:

REVERSO PUMPS, INC.

By:

Name:

Title:

EQUITYHOLDER:

_____________________________________

John J. Napurano, Jr. and Jacqueline Napurano, Trustees

of the John J. Napurano Living Trust Dated 4/6/04

EQUITYHOLDER BENEFICIARY:

_____________________________________

John J. Napurano, Jr.

_____________________________________

Jacqueline Napurano

[Signature Page to Asset Purcahse Agreement]

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person that: (a) directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; or (b) is a relative by blood or marriage of any such Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, common law, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, or Orders, which are or may be applicable to such Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between Buyer and Seller.

“Benefit Plan” means any welfare plan (ERISA §3(1)), deferred plan (ERISA §2(2)), ERISA plan (Title IV of ERISA or Code §412), pension plan (ERISA §3(2)) and any other similar Contract or plan at any time maintained for the benefit of any Service Provider, or otherwise maintained by or contributed to by Seller or with respect to which it has any Liability, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by Applicable Law to close.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. Eastern Time on the Closing Date.

“Closing Indebtedness” means the Indebtedness as of immediately prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Consent” means any approval, consent, ratification, waiver, or other authorization of any Person.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral, in each case that has terms and conditions subject to legal enforcement under Applicable Law.

“Data Room” means the electronic document site hosted by Firmex on behalf of the Seller Parties containing as of three Business Days before the Closing Date the documents relating to Seller and the Transactions.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Applicable Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Escrow Agent” means Citizens Bank, N.A.

“Escrow Agreement” means the escrow agreement between the Escrow Agent, Buyer and the Company, dated as of the Closing Date.

“Estoppel Certificate” means the estoppel certificate executed by the landlord of the Leased Real Property.

“Environmental Law” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Applicable Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Applicable Law, including any admixture or solution thereof, and specifically including: petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); polychlorinated biphenyls; asbestos and asbestos containing materials (whether friable or non-friable); lead and lead-based paint or other lead containing materials (whether friable or non-friable); urea formaldehyde; microbiological pollutants; batteries or liquid solvents or similar chemicals; radon gas; mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; radioactive material or waste; and infectious waste, regardless of whether specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with Seller in accordance with Code §414, including §§414(b), (c) or (m).

“First PPP Loan” means any and all obligations for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof) associated with that certain loan in the original principal amount of $185,366 obtained by Seller from the PPP Lender under the Paycheck Protection Program promulgated under the CARES Act.

“Fraud” means common law fraud in connection with the making of the representations and warranties in Section 4 or Section 5 of this Agreement or any Transaction Document, but in all cases excluding any interpretation of fraud that includes equitable fraud, promissory fraud, constructive fraud or any other type of fraud not requiring scienter or reckless disregard.

“GAAP” means United States generally accepted accounting principles in effect from time to time, but excluding any modification or change to any such generally accepted accounting principles or the application or interpretation thereof that become effective following the Closing Date (whether such modification or change was known prior to the Closing Date or not).

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Materials” means: (a) any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other regulated material; (b) asbestos, asbestos containing materials; (c) oil and petroleum based products and natural gas, natural gas liquids; (d) liquefied natural gas, and synthetic gas usable for fuel; and (e) industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“Indebtedness” means, in regard to Seller, as at any date of determination thereof (without duplication): (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness or other obligation (economic, indemnification or otherwise) evidenced by any mortgage, note, bond, debenture, asset or equity purchase agreement, or other debt security (including any notes, deferred purchase price, earnout payments or contingent obligations related to the acquisition of a business); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (e) all customer deposits, unearned revenue, billings in excess of costs, and deferred revenue obligations; (f) all earned (whether accrued or not) (i) incentive compensation amounts, (ii) bonus amounts, (iii) sales person commission amounts, (iv) deferred compensation liability amounts (including any such Liability relating to any profit sharing plan), (v) vacation or PTO obligations owed to Service Providers, and (vi) defined benefit or contribution plan liabilities that have been or should have been accrued for, or are payable to the employees (and not earned as a result of Transactions); (g) all obligations for the deferred purchase price of property and all conditional sale obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (h) any obligations with respect to the termination of any interest rate hedging or swap agreements; (i) all obligations of the type referred to in clauses (a) through (h) of any Person for the payment of which the applicable Person is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; (j) obligations of the type referred to in clauses (a) through (i) of other Persons secured by any Lien on any Purchased Asset, but only to the extent of the value of the property or asset that is subject to such Lien; and (k) obligations of the type referred to in clauses (a) through (j) owed by such Person to an Affiliate of such Person or vice versa; provided, however, the term “Indebtedness” shall not include any item or amount included in the determination of the Working Capital or the Selling Expenses.

“Intellectual Property Rights” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world where the Business operates: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, email addresses, and social media account or user names (all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto), trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof; (d) any intellectual property rights in computer software, data, data bases and documentation thereof; and (e) trade secrets and other confidential and proprietary information (including ideas, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“IP Assignments” means (i) the Patent Assignment Agreement, dated as of the date hereof, assigning U.S. Patent No. 10,385,761 and U.S. Patent No. 9,517,495 from Seller to Buyer, and (ii) the Trademark Assignment Agreement, dated as of the date hereof, assigning the U.S. trademark “REVERSO” with Registration No. 2,519,708 from Seller to Buyer.

“IRS” means the Internal Revenue Service.

“Landlord Agreement and Waiver” means the landlord agreement and waiver executed by the landlord of the Leased Real Property in favor of J.P. Morgan Chase Bank.

“Leased Real Property” means the real property located at 4001 SW 47th Avenue, Suite 201, Davie, Florida.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction of any kind, nature or description whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance of any kind, nature or description whatsoever, but in all cases excluding the following: (a) liens arising out of the Assumed Liabilities, (b) any lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted, (c) any carrier’s, warehouseman’s, workman’s, mechanic’s, materialman’s, repairman’s or any other statutory or inchoate encumbrance incidental to the ordinary conduct of the Business, (d) any liens incurred pursuant to equipment leases in the ordinary course of Seller’s Business, (e) liens incurred pursuant to the actions of Buyer, its representatives or contractors, (f) liens that, individually or in the aggregate, do not materially interfere with the Business or the operation or occupancy of the property to which they apply, and (g) liens of Seller which will be released following the Closing following receipt of payment for the Payable Indebtedness.

“Losses” means any and all damage (including incidental, consequential, special or indirect, and punitive), obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of Proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Losses and determining whether a breach of a representation or warranty has occurred hereunder with respect to such Losses shall be made without regard to materiality, Material Adverse Change or other similar qualifications.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse effect upon Seller’s assets, business, operations or condition (financial or otherwise), but in all cases excluding the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“Material Contracts” means each of the following, whether oral or written: (a) all Contracts requiring payments, or potential payments, to or from Seller in the aggregate in excess of $25,000 on an annual basis; (b) all Contracts of Seller with a remaining term in excess of six months; (c) all loan, financing, security, guaranty or other Contracts evidencing or relating to Indebtedness or Liens on the Purchased Assets; (d) all Contracts relating to Benefit Plans; (e) all management, employment, severance, confidentiality, noncompetition or agency Contracts of Seller; (f) all labor Contracts and collective bargaining Contracts of Seller; (g) all Contracts containing covenants that (i) limit or purport to limit Seller’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information, or (ii) provide for a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of Seller; (h) all Contracts relating to Intellectual Property Rights of Seller; (i) all Contracts with dealers, distributors or sales representatives of Seller; (j) all Contracts pursuant to which Seller leases Service Providers, real property or personal property; (k) all Tax-sharing Contracts to which Seller is a party; (l) all Contracts entered into outside of the ordinary course of business; and (m) all Contracts pursuant to, or under which, any equityholders, directors, officers or managers of Seller, or any Affiliate of any of the foregoing (i) provides or causes to provide any assets, services or facilities used in or is useful to the Business, or (ii) receives any assets, services or facilities from Seller.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.

“PPP Escrow Agreement” means the escrow agreement between the PPP Lender and the Company, dated as of the Closing Date.

“PPP Escrow Amount” means $185,366.00.

“PPP Lender” means Truist Bank.

“PPP Loans” means, collectively, the First PPP Loan and the Second PPP Loan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Data” means information that directly or indirectly identifies an individual or can be used to authenticate an individual.

“Privileged Communications” means all communications between any of the Seller Parties or any of their respective Affiliates, on the one hand, and Katz, Barron, Friedberg, English & Allen, P.A. and its successors, on the other hand, related to this Agreement, the Transaction Documents and the Transactions, which shall be deemed to be attorney-client confidences that belong solely to and are solely controlled by the Seller Parties or any of their respective Affiliates.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) that is or could be commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, dated as of the Closing Date, by and among Buyer and the Seller Parties.

“Second PPP Loan” means any and all obligations for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof) associated with that certain loan in the original principal amount of $165,365 obtained by Seller from the PPP Lender under the Paycheck Protection Program promulgated under the CARES Act.

“Seller Parties’ Knowledge” means those matters actually known by a Seller Party, without inquiry of any Person, and excludes “constructive” knowledge.

“Selling Expenses” means (whether or not disclosed): (a) the aggregate fees and expenses owed by any Seller Party related to the Transactions and incurred prior to the Closing, including all fees and expenses associated with (i) legal, accounting, Tax, management, investment banking or other counsel, (ii) obtaining approvals, consents and waivers from a Governmental Authority that arise as a result of the consummation of the Transactions, and (iii) obtaining the release and termination of Liens on the Purchased Assets; and (b) any unpaid change in control, severance or similar payment obligations of Seller under Applicable Law or any Contract to which Seller is a party, including any employer portion of all social security, Medicare, unemployment and other similar employment Taxes that Seller incurs with respect thereto.

“Service Provider” means an employee or independent contractor utilized by the Business at any time on or prior to the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or unclaimed property or other tax, assessment, fee, duty or charge of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person by reason of Contract, assumption, transferee liability, operation of Applicable Law, Treasury Regulations §1.1502-6 (or any predecessor or successor thereof, or any analogous or similar provision under Applicable Law), or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means all Contracts, certificates and instruments (other than this Agreement) delivered by any party in connection with the Transactions, but excluding the Estoppel Certificate, the Landlord Waiver and Agreement, the PPP Escrow Agreement and the Escrow Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“TSCA” means the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended, and any and all rules and regulations adopted pursuant thereto.

“Working Capital” means: (a) the sum of the current assets of Seller specifically listed by account on the Estimated Closing Working Capital; minus (b) the sum of the current liabilities of Seller specifically listed by account on the Estimated Closing Working Capital; provided, however, the term “Working Capital” shall not include any item or amount included in the determination of the Indebtedness or the Selling Expenses.

amdtdWorking Capital Target” means Eight Hundred Fifty Thousand Dollars ($800,000.00).